Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD RECEIVES EPA REGISTRATION FOR NEW HERBICIDE

Represents Company’s First New Active Ingredient; Expected to Become Significant Contributor to Sales

Newport Beach, CA – August 23, 2005 – American Vanguard Corporation (AMEX:AVD) today announced that its subsidiary, AMVAC Chemical Corporation, received a registration from the U.S. Environmental Protection Agency for Impact™, a new herbicide, for use in field corn, seed corn, sweet corn and popcorn. AMVAC expects to initiate sales of the herbicide to U.S. corn growers beginning in the spring of 2006.

AMVAC also anticipates receiving approval for use in Canada in time for the 2006 season.

The planted corn acres in the United States exceeded 81 million acres in 2004, with total crop protection input expenditures of more than $1.6 billion. It is estimated that on average, each acre of corn receives 1.4 treatments of herbicides for weed control. Impact will partake in the growing post emergent herbicide corn weed control segment whose value is increasing because of a changing weed spectrum. Comparable products to Impact were launched beginning in 2000 and today are used on more than 13 million acres.

Impact will be marketed in programs alongside widely used herbicides sold by major agricultural companies. AMVAC expects this exposure, combined with the excellent weed control and crop safety Impact offers, to give the product access to a large number of corn acres.

Eric Wintemute, President and CEO of American Vanguard, stated, “Impact represents our first launch of a newly registered active ingredient, and adds another dimension to our portfolio of products. In the corn segment, we currently market three products successfully through our patented SmartBox® closed-handling system, which provides precise application while virtually eliminating applicator exposure. We look forward to introducing Impact into the dynamic corn market.”

Mr. Wintemute continued, “We conducted extensive field studies which showed that Impact provides exceptional crop safety on all types of corn and controls a wide spectrum of broadleaf and grass weeds that infest millions of acres in the U.S. and Canada. 2006 will be a ramp-up year for Impact, and we expect it to become a significant component of our product line in terms of sales contribution in future years.”

AMVAC is commercializing Impact (active ingredient: topramezone) in North America under an exclusive multi-year agreement with BASF Aktiengesellschaft (NYSE: BF). Under the terms of a licensing and supply agreement, BASF will supply the active ingredient to AMVAC.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire and license brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2004, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#93), Fortune Small Business’ America’s 100 Fastest Growing Small Companies (#26) and Forbes’ 200 Best Small Companies (#34). American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

IMPACT™ is pending registered trademark approval to AMVAC

FORTRESS® and SmartBox® are trademarks of AMVAC Chemical Corporation.

AZTEC® is a trademark of Bayer AG.

FORCE® is a trademark of a Syngenta Group Company.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Barbera
lbarbera@equityny.com
(212) 836-9610

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